Exhibit 99.1

Contacts:
Dov A. Goldstein, M.D.	E. Blair Schoeb	Aline Schimmel
Vicuron Pharmaceuticals Inc.	WeissComm Partners	Burns McClellan Inc.
610-205-2312	212-923-6737	212-213-0006
dgoldstein@vicuron.com	blair@weisscommpartners.com	aschimmel@burnsmc.com

VICURON PHARMACEUTICALS ANNOUNCES PHASE 3 TRIAL RESULTS

DEMONSTRATE SUPERIORITY OF ANIDULAFUNGIN VERSUS FLUCONAZOLE

IN INVASIVE CANDIDIASIS/CANDIDEMIA

— Study Meets Primary and Secondary Endpoints —

— Conference Call Scheduled for Today, February 7, at 10:30 AM EST —

KING OF PRUSSIA, PA, Feb. 7, 2005 – Vicuron Pharmaceuticals Inc. (NASDAQ and Nuovo Mercato: MICU) today announced results from its Phase 3 clinical trial evaluating anidulafungin for the treatment of invasive candidiasis/candidemia, the most common hospital-acquired fungal infection.

The study compared anidulafungin to fluconazole, and was designed to show non-inferiority. Anidulafungin was superior to fluconazole in the primary endpoint, global response at the end of intravenous therapy in the microbiological intent-to-treat population. Anidulafungin also demonstrated non-inferiority or superiority in all secondary endpoints, including responses at the two-week and six-week follow-up visits after completion of therapy. Anidulafungin was well tolerated in the study, with a side effect profile comparable to fluconazole.

“We believe these exciting results demonstrating the superiority of anidulafungin will enable us to present anidulafungin, if approved by the FDA, as an important new option to battle invasive infections due to Candida,” said George F. Horner, III, President and Chief Executive Officer of Vicuron. “Vicuron is on track to file a New Drug Application for invasive candidiasis/candidemia in the third quarter of this year and to complete submission of an amendment to the esophageal candidiasis NDA in the second quarter.”

Invasive candidiasis and candidemia are infections caused by Candida, which can invade various organs or the bloodstream. Candida is the fourth most common cause of bloodstream infections, and the most common fungal cause. Invasive Candida infections are more common in people who are immunocompromised, such as those with cancer, organ transplants or burns. Such infections are associated with high mortality in these critically ill patients.

Clinical Trial Results Summary

The double-blind, multi-center, randomized Phase 3 trial studied a 100 mg daily dose of anidulafungin versus a 400 mg daily dose of fluconazole in 256 patients with invasive candidiasis/candidemia. Patients received daily intravenous (IV) infusions of either anidulafungin or fluconazole for 10 to 42 days. The primary endpoint was the global response at the end of IV therapy, which required a successful clinical and a successful microbiological response. Results from the study included:

•	Success in the global response at the end of IV therapy in the microbiological intent-to-treat population was 75.6 percent (96/127) of patients with anidulafungin and 60.2 percent (71/118) with fluconazole. These results demonstrate statistical superiority (95 percent confidence interval of the difference: 3.85, 26.99).

•	The secondary endpoint of successful global response at the two-week follow up visit in the microbiological intent-to-treat population was observed in 64.6 percent (82/127) of patients in the anidulafungin arm and 49.2 percent (58/118) of patients in the fluconazole arm, again demonstrating statistical superiority (95 percent confidence interval of the difference: 3.14, 27.68).

•	The secondary endpoint of successful global response at the six-week follow up visit in the microbiological intent-to-treat population was observed in 55.9 percent (71/127) of patients in the anidulafungin arm and 44.1 percent (52/118) of patients in the fluconazole arm demonstrating non-inferiority (95 percent confidence interval of the difference: -0.6, 24.28).

•	Anidulafungin demonstrated comparable tolerability to fluconazole in the study.

“We are very encouraged by these results, and hopeful that they will help us to provide a new tool for physicians against invasive Candida infections,” said David S. Krause, M.D., Vicuron’s Executive Vice President and Chief Medical Officer.

Conference Call Details

Vicuron will host a conference call today at 10:30 a.m. (Eastern Standard Time). To access the live call or the archive via the Internet, log on to www.vicuron.com. Please connect to Vicuron’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 800-811-8830 (U.S.) or 913-981-4904 (international) to listen to the call. Telephone replay is available from approximately one hour after the call through February 14, 2005. To access the replay, please call 888-203-1112 (U.S.) or 719-457-0820 (international). The replay access code is 1004288.

About Anidulafungin

Anidulafungin is a product candidate made through chemical modification of a naturally occurring molecule. In vitro studies have demonstrated that anidulafungin combines both the potency and killing effects of the polyene class (e.g. amphotericin B) without the resistance problems found with the azole class (e.g., fluconazole). Anidulafungin is a broad- spectrum agent, and has been demonstrated to be highly potent in vitro against the fungi responsible for several serious fungal infections. Preclinical studies have shown that five-minute exposure to anidulafungin in vitro kills more than 99 percent of Candida, including fluconazole-resistant strains. Anidulafungin has not shown cross-resistance with azoles or amphotericin, and in the laboratory it has proven very difficult to develop resistance to anidulafungin. Anidulafungin also was well tolerated in a Phase 1 study when given in combination with cyclosporine, a leading chronic immunosuppressive drug.

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications pending with the U.S. Food and Drug Administration for its lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research and development collaborations with leading pharmaceutical companies, such as Novartis and Pfizer.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license Vicuron’s product candidates on terms acceptable to it or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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